FILED
10 Feb 26 AM 8:52
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Articles of Amendment
to
Articles of Incorporation of

CG Automotive Group, Inc.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

B.	Enter new principal office address, if applicable:

C.	Enter new mailing address, if applicable:

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

E.	If amending or adding additional Articles, enter changes here: Articles # 4 is amended as follows: The number of shares of stock are 100,000,000.

F.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

The date of each amendment adoption:  2-23-10

The amendment was adopted by the shareholders.  The number of votes cast for the amendment by the shareholders was sufficient for approval.

Dated: 2-23-10

Signature:                      /s/ Vernon R. Grant
        Vice-President